UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2014

BIOANALYTICAL SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Indiana	0-23357	35-1345024
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2701 KENT AVENUE WEST LAFAYETTE, INDIANA	47906-1382
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (765) 463-4527

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 1, 2014, Bioanalytical Systems, Inc. (the "Company") entered into a Second Amended and Restated Employment Agreement (the "Employment Agreement") with Jacqueline M. Lemke, the Company’s President and CEO.

The term of the Employment Agreement extends through June 30, 2017, subject to automatic renewal for successive one-year terms unless either party gives the other written notice of their intent to terminate the Employment Agreement at least 90 days before the end of the then current term. The Employment Agreement provides that Ms. Lemke’s base salary will be $26,000 per month, and she will receive a one-time cash bonus in the amount of $50,000 on the Company’s first regular payroll date after the effective date of the Employment Agreement in recognition of her outstanding service to the Company since her original start date in April 2012. Ms. Lemke is still eligible for an annual cash bonus based upon the Company's Annual Incentive Bonus Plan, if any. Ms. Lemke will continue to receive a $1,400 monthly commuting allowance in addition to reimbursement of business expenses in accordance with the Company’s standard reimbursement policies. Ms. Lemke will also continue to receive term life insurance coverage in the amount of two times her base salary and indemnification against certain liabilities as provided to other officers and directors of the Company.

Pursuant to the Employment Agreement, the Company granted Ms. Lemke an option to purchase 25,000 of the Company’s common shares at a price of $2.53 (the closing price of the Company's common shares on June 30, 2014) pursuant to the Company's 2008 Director and Employee Stock Option Plan and an Option Agreement dated July 1, 2014. The options will vest and become exercisable in three equal annual installments on the first, second and third anniversaries of the grant date, subject to the conditions set forth in the Option Plan and related agreement.

According to the Employment Agreement, if Ms. Lemke’s employment is terminated without "Cause" (as defined in the Employment Agreement) or she resigns for "Good Reason" (as defined in the Employment Agreement), then the Company shall (a) pay Ms. Lemke (i) her current salary through the termination date or resignation date; (ii) a pro-rated bonus for the completed portion of the fiscal year in which the termination date or resignation date occurs; and (iii) all vacation pay accrued as of the date of resignation or termination; and (b) pay Ms. Lemke as compensation for loss of office eighteen (18) months base salary at her then current salary in equal bi-weekly installments over the 18-month period following the date of termination or resignation and provide her with health insurance coverage or COBRA reimbursement for the 18-month period. If Ms. Lemke is terminated for Cause or resigns without Good Reason, Ms. Lemke will not be entitled to any bonus or severance compensation and has agreed not to solicit the Company's customers or employees for a period of two years following the date of termination or resignation.

In the event Ms. Lemke’s employment involuntarily terminates within one year following a "Change in Control" of the Company, as defined in the Employment Agreement, Ms. Lemke would be entitled to receive 18 months base salary at the rate in effect on the date of termination, payable over the 18-month period following such date and, if the termination is without Cause, she would also receive a pro-rated bonus for the completed portion of the fiscal year in which the termination occurs. Ms. Lemke would also be eligible, based on performance, for any special bonus program instituted by the Company in recognition of particular assignments, duties or responsibilities required during the transition period leading up to or following the Change in Control and would continue to receive health insurance coverage or be entitled to COBRA reimbursement during such 18-month period.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits:

10.1	Second Amended and Restated Employment Agreement between Bioanalytical Systems, Inc. and Jacqueline M. Lemke, effective July 1, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bioanalytical Systems, Inc.

Date: July 2, 2014	By:	/s/ Jeffrey Potrzebowski
Jeffrey Potrzebowski
Chief Financial Officer,
Vice President of Finance

Exhibit Index

Exhibit No.	Description

10.1	Second Amended and Restated Employment Agreement between Bioanalytical Systems, Inc. and Jacqueline M. Lemke, effective July 1, 2014.